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                        STERLING/CARL MARKS CAPITAL, INC.

                              INVESTMENT COMMITMENT

                                February 12, 1999

Uniflex, Inc.
383 West John Street
Hicksville, NY 11802

Gentlemen:

Based on our recent meetings and discussions, we are pleased to outline the following terms and conditions relating to Sterling/Carl Marks Capital, Inc.'s ("Sterling") proposed investment in the Company. This commitment is subject to the completion of documentation with respect to this investment that is satisfactory to Sterling and its counsel.

Investor:

      Sterling/Carl Marks Capital, Inc.             ("Investor")

Company:

      Uniflex, Inc.                                 ("Uniflex" or the "Company")
      383 West John Street
      Hicksville, NY 11802

Amount of Investment:

      $750,000.00.

Issue:

      Common Stock                                         $750,000.00
                                                           ===========

Use of Proceeds:

      Purchase of equity in Uniflex, Inc. in connection with the merger of Uniflex, Inc. with Uniflex Acquisition Corp.

      (EACH PARTY EXECUTING THIS COMMITMENT AFFIRMS THAT ALL OF THE PROCEEDS OF THIS INVESTMENT WILL BE UTILIZED BY THE COMPANY FOR THE BUSINESS PURPOSES SUMMARIZED ABOVE AND FOR NO OTHER PURPOSE WHATSOEVER.)
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Uniflex, Inc.                                                  Page 2.
                                                               February 12, 1999


Equity Participation:

      Investor is purchasing stock in Uniflex, Inc. on a pari passu basis with CMNY Capital, L.P., CMCO, Inc., and Robert Davidoff (the "Existing Carl Marks' Investors"), entities controlled by RFE Investment Partners, and Uniflex's Management (including Herbert Barry and Robert K. Semel) (the "Existing Management Investors") as part of a $10.75 Million equity investment for a purchase of 100% of the equity of the Company. The Existing Carl Marks' Investors and the Existing Management Investors will retain their existing shares of Uniflex Common Stock.

      Investor's investment of $750,000 will result in Investor purchasing 99,075 shares of Uniflex, Inc. stock.

Expenses/Break-Up Fee:

      Pursuant to the Letter of Intent between the Company and CMCO, Inc. dated November 16, 1998.

Other Conditions:

      (a) Board Representation: Investor would have the option to designate two
      (2) of seven (7) members to the Company's Board of Directors;

      (b) Documentation: Funding of the transaction would be conditional upon completion of such documents, opinions, covenants, representations and warranties as the Investors or their counsel might request in connection with funding this Investment. Such documents will include, among other things, restrictions on dividends, distributions, officer compensation and redemptions of equity;

      (c) No Adverse Change: There shall have occurred no material adverse change in the Company's financial conditions or its businesses; and

      (d) Legal Matters: The Company's counsel shall provide the Investor with opinions requested. The Company shall not be a party to any litigation or other proceedings, or no such litigation or proceeding shall have been threatened that would have a material adverse effect on the Company or their business if decided or resolved adversely to the Company;

Each of the undersigned acknowledges and agrees that Investor is licensed as Small Business Investment Company by the Small Business Administration ("SBA"), and, as a result, must comply with all rules and regulations promulgated by SBA, in the conduct of its operations, including the making of the Investment contemplated hereunder. As a result, all of the terms and conditions of this Commitment are subject to compliance with SBA laws, rules and regulations.
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Uniflex, Inc.                                                  Page 3.
                                                               February 12, 1999


If this Commitment meets with your approval, please sign below where indicated and return one (1) copy to us.

                                       Very truly yours,

                                       STERLING/CARL MARKS CAPITAL, INC.


                                       By: /s/ Harvey Granat
                                               Harvey Granat, President


ACCEPTED:

UNIFLEX, INC.

By: /s/ Robert K. Semel, President     Date:3/4/99
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